EXHIBIT 99.1

Heritage Oaks Bancorp Announces Planned Retirement of Director, Merle F. Miller

PASO ROBLES, Calif., March 28, 2011 (GLOBE NEWSWIRE) -- Heritage Oaks Bancorp (Nasdaq:HEOP) (the "Company"), parent company of Heritage Oaks Bank (the "Bank"), announced that its Director, Merle F. Miller, informed the Board of Directors of both the Company and Bank his intention to retire on May 25, 2011 and would not be seeking reelection for the coming year.

Director Miller joined the Company as one of the founding Directors of the Company in 1994, and the Bank in 1985, respectively. Director Miller has served on various committees over the years and currently sits on the Company's Joint Regulatory and Compliance Committee, the Nominating and Governance Committee and Chairs the Bank's Director Loan Committee.

Director Miller said, "I have enjoyed my years as a Director of Heritage Oaks Bank. Working with our current Board of Directors in recent years, I am very confident of our Directors' ability to continue to lead the Bank in the future. It has been a privilege for me to have worked with the Board, Management and Staff of Heritage Oaks Bank. I know I am leaving the Bank in very capable hands."

Michael J. Morris, Chairman of the Company and Bank, added, "Merle has been a Director of the Bank for more than 25 years. His broad experience in agriculture and business has been instrumental in guiding us from a fledgling company to a one billion dollar institution. Merle's wise counsel and tireless efforts have helped to shape the Bank as the Central Coast's premier community bank. We all wish him well in his retirement."

Larry Ward noted, "I have without a doubt enjoyed working with Merle as he has been a very active and engaged director. He has dedicated 25 years to this bank, and I have appreciated his counsel throughout."

About the Company

Heritage Oaks Bancorp is the holding company for Heritage Oaks Bank which operates as Heritage Oaks Bank and Business First, a division of Heritage Oaks Bank. Heritage Oaks Bank has its headquarters plus one branch office in Paso Robles, two branch offices in San Luis Obispo, single branch offices in Cambria, Arroyo Grande, Atascadero, Templeton, San Miguel and Morro Bay and three branch offices in Santa Maria. Heritage Oaks Bank conducts commercial banking business in San Luis Obispo County and Northern Santa Barbara County. The Business First division has two branch offices in Santa Barbara. Visit Heritage Oaks Bancorp on the Web at www.heritageoaksbancorp.com.

The Heritage Oaks Bancorp logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7045

Statements concerning future performance, developments or events, expectations for growth, income forecasts, sales activity for collateral, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the success of the Company and Bank in fulfilling the requirements of the Order and written agreement, completing the capital raise as described above, the ongoing financial crisis in the United States and the markets in which the Company operates, and the response of the federal and state government and banking regulators thereto, continued growth, the Bank's beliefs as to the adequacy of its existing and anticipated allowances for loan losses, beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Bank's operations, interest rates and financial policies of the United States government, continued weakness in the real estate markets within which we operate and general economic conditions. Additional information on these and other factors that could affect financial results are included in Heritage Oaks Bancorp's Securities and Exchange Commission filings. If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, Heritage Oaks Bancorp's results could differ materially from those expressed in, implied or projected by such forward-looking statements. Heritage Oaks Bancorp assumes no obligation to update such forward-looking statements.

CONTACT: Lawrence P. Ward, CEO/ President
         Tom Tolda, CFO
         805-369-5200